Exhibit 99.1

For Immediate Release

Date:	July 25, 2005
Contact:	J. Lee Walden, Chief Financial Officer
(765) 362-2400

UNION COMMUNITY BANCORP RELEASES EARNINGS

(Crawfordsville) - Union Community Bancorp (the “Company”) (NASDAQ Symbol “UCBC”), the holding company of Union Federal Savings and Loan Association (the “Association”), announced earnings for the six and three months ended June 30, 2005. For the six months ended June 30, 2005, the Company had net income of $646,000 compared to $852,000 the six months ended June 30, 2004. Basic and diluted earnings per share were both $0.36 for the six months ended June 30, 2005 compared to $0.45 for basic and $0.44 for diluted for the 2004 period. For the three months ended June 30, 2005 net income was $357,000 compared to $408,000 for the 2004 three month period. Earnings per share were $0.20 for both basic and diluted for the 2005 three month period compared to $0.22 per share for basic and $0.21 per share for diluted for the three months ended June 30, 2004.

The decrease in net income for the six month period was primarily attributable to a decrease in net interest income. Contributing to the decrease in net interest income was a decrease in interest rate spread from 2.92% for the six month period ending June 30, 2004 to 2.73% for the comparable 2005 six month period. Non-interest income decreased $11,000 and non-interest expense decreased $66,000.

The decrease in net income for the three-month period ending June 30, 2005 compared to the June 30, 2004 period was also primarily due to a decrease in net interest income. Interest rate spread decreased from 2.91% for the three month period in 2004 to 2.72% for the 2005 three-month period. Non-interest income increased $46,000 and non-interest expense decreased $159,000 for the three-month period ending June 30, 2005 compared to the 2004 comparable three-month period.

From December 31, 2004 to June 30, 2005, total assets decreased $7.4 million to $264.3 million and net loans increased $2.2 million to $219.3 million. During the same time frame, deposits decreased by $2.8 million to $185.6 million. Shareholders’ equity increased $398,000 to $33.8 million at June 30, 2005.

The Company and Association are headquartered in Crawfordsville, Indiana with two branch offices in Crawfordsville and branch offices in Covington, Williamsport and Lafayette, Indiana.

The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Company’s investments and borrowers, changes in economic conditions in the Company’s market area, changes in policies of regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
Balance Sheet Data:		June 30,	December 31,
		2005	2004
Assets
Cash		$663	$706
Interest-bearing demand deposits		17,965	12,782
Cash and cash equivalents		18,628	13,488
Interest-bearing deposits		116	116
Investment securities available for sale		3,030	3,037
Investment securities held to maturity		118	152
Loans, net		219,250	217,056
Premises and equipment		4,110	4,180
Federal Home Loan Bank stock		3,799	3,721
Investment in limited partnerships		2,004	2,184
Foreclosed assets and real estate held for development, net		1,853	1,623
Goodwill		2,393	2,393
Cash value life insurance		7,042	6,900
Other assets		1,948	2,049
Total assets		$264,291	$256,899

Liabilities
Deposits		$185,647	$188,461
Federal Home Loan Bank advances		42,855	32,908
Other liabilities		1,954	2,093
Total liabilities		230,456	223,462

Shareholders' equity		33,835	33,437

Total liabilities and shareholders' equity		$264,291	$256,899

Book value per common share		$17.45	$17.34
Shares outstanding		1,939,000	1,928,000
Average equity to average assets		12.77%	13.26%
Allowance for loan losses to total loans		0.46%	0.42%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating Data:
Total interest and dividend income	$3,611	$3,513	$7,100	$7,067
Total interest expense	1,779	1,548	3,401	3,146
Net interest income	1,832	1,965	3,699	3,921
Provision for loan losses	60	3	120	113
Net interest income after provision for loan losses	1,772	1,962	3,579	3,808
Other income:
Service charges on deposit accounts	78	68	144	106
Equity in income of limited partnership	(19)	--	(133)	--
Other	172	117	321	237
Total other income	231	185	332	343
Other expenses:
Salaries and employee benefits	760	813	1,600	1,559
Net occupancy expense and equipment expenses	169	157	340	327
Legal and professional fees	96	97	168	193
Data processing	103	107	208	208
Other	294	407	586	681
Total other expenses	1,422	1,581	2,902	2,968
Income before income taxes	581	566	1,009	1,183
Income taxes	224	158	363	331
Net income	$357	$408	$646	$852

Other Data:
Return on average assets	0.55%	0.62%	0.49%	0.65%
Return on average equity	4.24%	4.61%	3.82%	4.79%
Basic earnings per share	$0.20	$0.22	$0.36	$0.45
Diluted earnings per share	$0.20	$0.21	$0.36	$0.44
Cash dividends per common share	$0.15	$0.15	$0.30	$0.30